SUB-ITEM 77-E
 LEGAL PROCEEDINGS
Since October 2003,
 Federated and
related entities
(collectively, "Federated")
 and various Federated
funds (Funds) have
been named as defendants
in several class action
lawsuits now pending in the
United
States District
Court for the District of
 Maryland. The lawsuits
were purportedly filed
on behalf of people
who purchased, owned
and/or redeemed shares
of Federated-sponsored
 mutual funds during
specified
periods beginning November
 1, 1998. The suits are
generally similar in
alleging that Federated
engaged
in illegal and improper
trading practices including
market timing and late trading
in concert with certain
institutional traders, which
allegedly caused financial
injury to the mutual fund
shareholders. Federated
without admitting the
validity of any claim
has reached a preliminary
settlement with the Plaintiffs
in these
cases. Any settlement
would have to be approved by
the Court.
     Federated entities have
also been named as defendants
in several additional lawsuits
that are now
pending in the United States
District Court for the Western
District of Pennsylvania. These
 lawsuits have
been consolidated into a single
action alleging excessive advisory
fees involving another Federated Fund.
     The Board of the Funds
retained the law firm of Dickstein
Shapiro LLP to represent the Funds in
each of the lawsuits described in
the preceding two paragraphs.
 Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
none of the Funds remains a defendant
in
any of the lawsuits (though,
the other Fund noted above could
potentially receive a recovery in
the action
alleging excessive advisory fees).
Additional lawsuits based upon similar
allegations may be filed in the
future. The potential impact of
these lawsuits, all of which seek
monetary damages, attorneys' fees and
expenses, and future potential
similar suits is uncertain. Although
we do not believe that these lawsuits
will have a material adverse effect
 on the Funds, there can be no
assurance that these suits, ongoing
adverse publicity and/or other
developments resulting from the
allegations in these matters will
not result
in increased Fund redemptions,
 reduced sales of Fund Shares or
other adverse consequences for the
Funds.